Exhibit 99.1

EQUAL ENERGY ANNOUNCES FOURTH QUARTER AND FULL YEAR 2013 RESULTS

OKLAHOMA CITY, March 17, 2014 – Equal Energy Ltd. (“Equal”, “the Company”, “we” or “our”) (NYSE: EQU; TSX: EQU) today announced our operating and financial results for the three months and year ended December 31, 2013. All dollar amounts are in U.S. dollars unless otherwise indicated and volumes are net of royalties.

“This was another year of solid performance for Equal Energy. Excluding 2012 asset sales, we maintained production levels, increased our booked reserves and supported our dividend, while at the same time conducting a comprehensive review of strategic alternatives for the Company,” said Don Klapko, President and Chief Executive Officer. “The review culminated in an arrangement agreement with Petroflow at a price that we believe delivers maximum value to our shareholders. Until the arrangement agreement closes, we will continue to operate our assets prudently and in the interests of the Company and our shareholders, with a continued focus on maintaining our strong balance sheet.”

It is important to note that operating and financial results for the year are provided within the context of the strategic alternatives process. This process was officially undertaken in March 2013 by a committee of three independent directors (the “Special Committee”) and resulted in the Arrangement Agreement (as defined below) announced by Equal at the end of 2013.

Arrangement Agreement

On December 9, 2013, Equal announced that it had entered into a definite agreement (“Arrangement Agreement”) with Petroflow Energy Corporation and Petroflow Canada Acquisition Corp. (collectively “Petroflow”) for the cash purchase of all of the issued and outstanding common shares of Equal at a price of $5.43 per share, on a fully-diluted basis. The transaction will be completed by way of a plan of arrangement under the Business Corporations Act (Alberta) (the “Arrangement”). Equal’s Board of Directors unanimously resolved to recommend that Equal’s shareholders vote in favor of the Arrangement.

The Arrangement Agreement is the result of a strategic review process undertaken by the Special Committee at the beginning of the year in response to the unsolicited expression of interest by a third party. The Special Committee was formed to consider a full range of strategic alternatives in order to maximize shareholder value. Alternatives considered by Equal included continuing as an independent public company, the acceleration of capital deployed in developing assets, a corporate sale, a return of capital to shareholders via dividend distribution or share buyback, a master limited partnership, and an acquisition by an outside party.

Solid 2013 Operating Results

•	Proved reserves increased by 23%, or 4.6 million barrels of oil equivalent (“MMboe”) from the prior year to 24.3 MMboe, the result of a combination of successful drilling and better than expected production performance by our existing developed production base

•	Production averaged 6,448 barrels of oil equivalent per day (boe/d)

•	Fourth quarter production averaged 6,511 boe/d, down from 6,711 boe/d in the third quarter of 2013, due to the effects of severe winter weather on our operations

•	2013 exit rate production was approximately 6,800 boe/d and, during the first 10 days of March 2014, Equal’s production averaged over 7,000 boe/d

•	Average production costs per boe were $5.99/boe, representing a decrease of 23% from 2012 as a result of cost saving efforts and realized operational efficiencies at the field level

•	Oil, gas and NGL revenue per boe, excluding the impact of commodity contracts, increased by 16% over last year due to higher realized prices

Successful Drilling Program

•	Drilled 12 (11.1 net) new wells in the liquids rich Twin Cities Central Dolomite Hunton project area with a 100% success rate

•	Expanded drilling program to 12 wells from 10 as reduced drilling cost, improved drilling cycle times and other cost savings enabled the additional wells to be drilled within our original capital budget

•	Completed well costs came in under our average budgeted AFE of $2.6 million per well

•	Performance to-date on average from these 12 new wells has been within the range of Equal’s type curve expectations

Looking Ahead

Equal expects to complete the Arrangement with Petroflow. However, the completion of the Arrangement remains subject to a number of conditions that must be met or waived, including approval by 66 2/3 of the votes cast by Equal’s shareholders and “minority approval” (as that term is defined in Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions) at a special meeting. In addition, among the other conditions to closing is a requirement that Petroflow obtain financing for the transaction. As a result, there is no guarantee that the Arrangement will be completed, or that if completed, it will be completed on or prior to the May 1, 2014, date contemplated in the Arrangement Agreement. Any extension of the closing date beyond May 1, 2014, would require the agreement of both Equal and Petroflow.

In certain circumstances, either Equal or Petroflow may be required to pay a termination fee of two million dollars to the other party.

Due to the terms of the Arrangement Agreement and at the request of Petroflow, Equal has reduced our capital expenditure plans through April 2014. In anticipation of the acquisition, we understand that Petroflow is developing its own integration plan and capital deployment strategy for the assets it expects to acquire from Equal. Although Equal may pursue selective drilling during this period, we plan to maintain cost discipline and a strong balance sheet. We believe our sources of cash, including cash on hand, cash flow and the full capacity of the credit facility will be sufficient to fund our operations and capital expenditures until the Arrangement is completed. In the event the proposed transaction with Petroflow does not occur, Equal will formalize a plan to continue to actively exploit our proven play in the Hunton.

Financial and Operational Results

Equal’s most recent 2013 cash flow guidance was $31 to $34 million, based on the assumption of 6,400 to 6,500 boe/d for the average full year production. Management had anticipated total 2013 capital expenditures of $38 to $41 million.

Cash flow before balance sheet changes, a non-GAAP measure, was $30 million. However, Equal’s management believes that if Equal had experienced a normal year for operations, cash flow would have been much stronger due to higher than expected revenues from improved commodity prices combined with lower than expected costs at the field level. Equal’s management believes these operational benefits were more than offset by nonrecurring general and administration costs of more than $3.0 million related to the nine month strategic review process and the work of the Special Committee (successfully leading to the Arrangement Agreement with Petroflow), resolution of certain litigation issues, the substantial shutdown of the Calgary operation and the relocation of the head office to Oklahoma City.

Full year average production was 6,448 boe/d, achieving our guidance.

Capital expenditures for 2013 were $35.6 million, coming in below guidance due to Equal’s ability to achieve lower than budgeted drilling costs during the year. Equal successfully drilled 12 wells during the year for the original budgeted cost of 10 wells.

The following table is a summary of selected financial and operational information for the three months and year ended December 31, 2013, with comparative figures from 2012.

In thousands of dollars, except for share amounts or if

otherwise noted

	Quarter Ended 12/31/2013		Quarter Ended 12/31/2012	Year Ended 12/31/2013		Year Ended 12/31/2012
FINANCIAL			(Revised)			(Revised)

Oil, NGL and natural gas revenues before impact of commodity contracts	$17,145	12%	$15,307	$63,912	4%	$61,536
Net income (loss) from continuing operations	$2,599		$(12,421)	$6,281	-80%	$31,195
Per share - basic ($)	0.07		(0.35)	0.18	-80%	0.89
Per share - diluted ($)	0.07		(0.35)	0.17	-79%	0.82
Cash dividends per share ($)	0.20		—	0.20		—
Total assets	$228,385	0%	$227,521	$228,385	0%	$227,521
Long-term debt	—		—	—		—
Convertible debentures	$42,309	-6%	$45,230	$42,309	-6%	$45,230
Total shareholders’ equity	$163,961	2%	$160,597	$163,961	2%	$160,597

SHARES/UNITS OUTSTANDING (000s)
Shares outstanding - basic	35,806	2%	35,152	35,672	2%	35,062
Shares outstanding - diluted	36,799	-11%	41,363	36,540	-11%	41,125
Shares outstanding at period end	35,806	2%	35,227	35,806	2%	35,227

PROVED RESERVES (MMboe)(1)
Proved developed reserves				22.0	34%	16.4
Proved undeveloped reserves				2.4	-27%	3.3

Total proved reserves				24.3	23%	19.7

COSTS INCURRED
Exploration				$3,737	54%	$2,420
Development				31,910	43%	22,311

Total costs incurred				$35,647	44%	$24,731

Revised,	see Note 18 in Form 10-K for additional information.

(1)	SEC net revenue interest flat pricing and costs case as reported in Form 10-K.

Equal’s audited consolidated financial statements, accompanying notes and Management’s Discussion and Analysis are available in the Form 10-K filed with the SEC and available on EDGAR at www.sec.gov/edgar.shtml, on SEDAR at www.sedar.com, and on the Company’s website at www.equalenergy.ca.

Central Oklahoma Adjusted Operating Results

During 2013, Equal’s production was solely from our Oklahoma properties. Proceeds from the 2012 Northern Oklahoma asset divestiture were used to pay down outstanding bank debt.

The following tables present 2013 fourth quarter comparisons of similar operations during the fourth quarter of 2012. Full year comparisons include operations from Northern Oklahoma assets which averaged 1,176 boe/d in the first six months of 2012. The Northern Oklahoma assets were sold on September 24, 2012, with an effective date of July 1, 2012.

In thousands of dollars, except per boe amounts

	Quarter Ended 12/31/2013		Quarter Ended 12/31/2012	Year Ended 12/31/2013		Year Ended 12/31/2012
OPERATIONS			(Revised)			(Revised)

Net Production per Day:
NGL (Bbl)	3,140	-1%	3,160	3,142	-3%	3,237
Natural Gas (Mcf)	19,185	0%	19,097	18,821	-17%	22,664
Oil (Bbl)	174	4%	167	169	-2%	172

Total (Boe)	6,511	0%	6,510	6,448	-10%	7,186

Oil, Gas, and NGL Revenues Before Commodity Contracts:
NGL	$10,527	14%	$9,258	$37,934	2%	$37,237
Natural Gas	5,101	7%	4,756	20,063	9%	18,451
Oil	1,517	15%	1,319	5,915	1%	5,848

Total	$17,145	12%	$15,333	$63,912	4%	$61,536

Average Sales Prices Before Commodity Contracts:
NGL (per Bbl)	$36.44	14%	$31.85	$33.08	5%	$31.41
Natural Gas (per Mcf)	$2.89	7%	$2.71	$2.92	32%	$2.22
Oil (per Bbl)	$94.86	11%	$85.80	$96.01	3%	$92.82

Boe	$28.62	12%	$25.60	$27.16	16%	$23.37

Production Expenses
Production Expenses	$3,531	-5%	$3,732	$14,091	-31%	$20,460
Production Taxes	861	-3%	891	3,713	-1%	3,761

Production Expenses per Boe
Production Expenses	$5.89	-5%	$6.23	$5.99	-23%	$7.79
Production Taxes	$1.44	-3%	$1.49	$1.58	10%	$1.43

Revised, see Note 18 in Form 10-K for additional information.

Non-GAAP Financial Measures

Management uses certain industry benchmarks to analyze financial performance. Management feels that these benchmarks are key measures of profitability and overall sustainability for Equal. These benchmarks as presented do not have any standardized meanings prescribed by GAAP and therefore may not be comparable with the calculation of similar measures presented by other entities.

We believe the use of these non-GAAP financial measures provides useful information to investors to gain an overall understanding of our current financial performance. Specifically, we believe the non-GAAP financial measures included herein provide useful information to both management and investors by excluding certain expenses and gains and losses that our management believes are not indicative of our core operating results. In addition, these non-GAAP financial measures are used by management for budgeting and forecasting as well as subsequently measuring our performance, and we believe that we are providing investors with financial measures that most closely align to our internal measurement processes. We consider these non-GAAP measures to be useful in evaluating our core operating results as they more closely reflect our essential revenue generating activities and direct operating expenses (resulting in cash expenditures) needed to perform these revenue generating activities. Our management also believes, based on feedback provided by the investment community, that the non-GAAP financial measures are necessary to allow the investment community to construct its valuation models to better compare our results with our competitors and market sector.

The non-GAAP financial information is presented using consistent methodology from year to year. These measures should be considered in addition to results prepared in accordance with GAAP. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations and financial position in conjunction with the corresponding GAAP financial measures. The adjustment factors are described more fully in the table below.

WORKING CAPITAL
	December 31, 2013	December 31, 2012
(in thousands)
Cash	$15,631	$23,086
Accounts receivable	13,581	14,830
Prepaid expenses, deposits and other	1,051	931
Accounts payable and accrued liabilities	(17,134)	(10,291)
Assets – discontinued operations	—	2,179
Liabilities – discontinued operations	—	(5,870)

Working capital	$13,129	$24,865

CASH FLOW BEFORE BALANCE SHEET CHANGES	Year ended December 31

(in thousands)	2013	2012
Net cash provided by operating activities	$30,546	$34,673
Adjustments:
Changes in assets and liabilities	(3,312)	2,443
Net cash provided by (used in) operating activities - discontinued operations	2,749	(7,285)

Cash flow before balance sheet changes	$29,983	$29,831

Additional information

In connection with the Arrangement Agreement, Equal filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) on December 31, 2013. The preliminary proxy statement has also been filed on the Canadian SEDAR filing system at www.sedar.com, and is available on Equal’s website at www.equalenergy.ca The preliminary proxy statement contains important information about the proposed Arrangement and related matters. INVESTORS AND SHAREHOLDERS ARE URGED TO CAREFULLY READ THE PRELIMINARY PROXY STATEMENT, AND WHEN AVAILABLE, THE FINAL PROXY STATEMENT. Investors and shareholders may obtain free copies of the preliminary proxy statement and other documents filed with the SEC by Equal through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders may obtain free copies of the preliminary proxy statement from Equal by telephone at (405) 242-6000, or by mail at: Equal Energy Ltd., 4801 Gaillardia Pkwy, Suite 325, Oklahoma City, OK, 73142 Attn: Investor Relations. Equal will furnish the finalized proxy statement to its shareholders when it is available.

Equal and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Equal in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the transaction described herein is included in the proxy statement described above. Additional information regarding these directors and executive officers is also included in Equal’s proxy statement for its 2013 Annual and Special Meeting of Shareholders, which was filed with the SEC on April 4, 2013. This document is available free of charge at the SEC’s web site at www.sec.gov, and from Equal by telephone at (405) 242-6000, or by mail at: Equal Energy Ltd., 4801 Gaillardia Pkwy, Suite 325, Oklahoma City, OK, 73142 Attn: Investor Relations.

Any Equal shareholder that has questions or requires more information with regard to the voting of Equal shares should contact Kingsdale Shareholder Services Inc. by toll-free telephone in North America at 1-866-581-1479 or collect call outside North America at 416-867-2272, or by e-mail at contactus@kingsdaleshareholder.com.

About Equal Energy Ltd.

Equal Energy is an oil and gas exploration and production company based in Oklahoma City, Oklahoma. Our oil and gas assets are centered on the Hunton liquids-rich natural gas property in Oklahoma. Our shares are listed on the New York Stock Exchange and the Toronto Stock Exchange under the symbol (EQU). Our convertible debentures are listed on the Toronto Stock Exchange under the symbols EQU.DB.B.

For more information contact:

Don Klapko

President and Chief Executive Officer

(403) 536-8373

OR

Scott Smalling

Senior Vice President, Finance and Chief Financial Officer

(405) 242-6020

Forward-Looking Statements

Certain information in this press release constitutes forward-looking statements under applicable securities laws including statements relating to the completion of the Arrangement and payment of consideration pursuant to the Arrangement, and Equal’s sources of cash being sufficient to fund its operations. Any statements that are contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are often identified by terms such as “may,” “should,” “anticipate,” “expects,” “seeks” and similar expressions.

Forward-looking statements necessarily involve known and unknown risks, such as risks associated with oil and gas production; marketing and transportation; loss of markets; volatility of commodity prices; currency and interest rate fluctuations; imprecision of reserve and future production estimates; environmental risks; competition; incorrect assessment of the value of acquisitions; failure to realize the anticipated benefits of dispositions; inability to access sufficient capital from internal and external sources; changes in legislation, including but not limited to income tax, environmental laws and regulatory matters; and failure to obtain shareholder approval or to meet other closing conditions for the Arrangement, including the failure of Petroflow to obtain financing for the completion of the Arrangement. Readers are cautioned that the foregoing list of factors is not exhaustive.

Readers are cautioned not to place undue reliance on forward-looking statements as there can be no assurance that the plans, intentions or expectations upon which they are placed will occur. Such information, although considered reasonable by management at the time of preparation, may prove to be incorrect and actual results may differ materially from those anticipated. Forward looking statements contained in this press release are expressly qualified by this cautionary statement.

Additional information on these and other factors that could affect Equal’s operations or financial results are included in Equal’s reports on file with Canadian and U.S. securities regulatory authorities and may be accessed through the SEDAR website (www.sedar.com), the SEC’s website (www.sec.gov), Equal’s website (www.equalenergy.ca) or by contacting Equal. Furthermore, the forward looking statements contained in this press release are made as of the date of this press release, and Equal does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by securities law.

Conversion: Natural gas volumes recorded in thousand cubic feet (“mcf”) are converted to barrels of oil equivalent (“boe”) using the ratio of six (6) mcf to one (1) barrel of oil (“bbl”). Boe’s may be misleading, particularly if used in isolation. A boe conversion ratio of 6 mcf: 1 bbl is based on an energy equivalent conversion method primarily applicable at the burner tip and does not represent a value equivalent at the wellhead. All dollar values are in US dollars unless otherwise stated.